EXHIBIT 12.  STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS
                      FROM CONTINUING OPERATIONS TO FIXED CHARGES
                                     (Unaudited)

                       Eli Lilly and Company and Subsidiaries
                                (Dollars in Millions)


                               Six
                               Months
                               Ended
                               June 30,      Years Ended December 31,
                                       -------------------------------------
                                1995  1994    1993    1992     1991    1990
                                ----  ----   ----     ----      ----   ----


       Consolidated Pretax
         Income from Continuing
         Operations before
         Accounting Changes   $964.5  $1698.6 $662.8 $1193.5 $1626.3 $1418.1

       Interest from Continuing
         Operations            158.2    129.2   96.1   108.4    87.1    94.7

       Less Interest Capitalized
         during the Period from



       Continuing Operations  (19.7)   (25.4)  (25.5)  (35.2)   (48.1)  (27.3)
                              -------  -------  ------- -----   -----  ------



       Earnings              $1103.0  $1802.4  $733.4  $1266.7 $1665.3 $1485.5
                              ======   ======   =====   ======  ======  ======
       Fixed Charges:

        Interest Expense from
        Continuing Operations $158.2 $ 129.2   $ 96.1  $ 108.4 $ 87.1 $   94.7
                               =====   =====     ====    =====   ====     ====

        Ratio of Earnings to
        Fixed Charges            7.0    14.0      7.6     11.7   19.1     15.7
                               =====   =====     ====     ====   ====     ====